Exhibit B-127

                    Articles of Organization
                               Of
                 Digital Teleport Nationwide LLC


  1.   The name of the limited liability company is:  Digital
     Teleport Nationwide LLC.

  2. The purpose for which the limited liability company is organized is the transaction of any and all lawful business for which limited liability companies may be organized.

  3. The name and address of the limited liability company's registered agent in Missouri is: Digital Teleport, Inc. 8112 Maryland Avenue, 4th Floor, St. Louis, MO 63105.

  4. The Management of the limited liability company is not vested in one or more managers.

  5. The number of years the limited liability company is to continue shall be perpetual.

  6.   The name and street address of the organizer is:  David J.
     Haydon, 10740 Nall, Suite 230, Overland Park, Kansas 66211.

  7. For tax purposes, the limited liability company shall not be considered a corporation.



     In affirmation thereof, the facts stated above are true.

     /s/David J. Haydon